ACQUISITION AGREEMENT

THIS AGREEMENT is made the 14th day of April, 2020.

BETWEEN:

Joshua Gold Resources Inc.
1321 Dundas St., Woodstock, Ontario N4S 7V9

(the "**Purchaser**")

DH Exploration Inc.
1645 Gold Mine Rd., Timmins, Ontario P4N 7C2
Incorporation No. 1108963-3

(the "**Vendor**").

WHEREAS:

A. The Vendor is the beneficial and registered owner of the mineral interests described and illustrated in Schedule 'A' 'B' and 'C' attached hereto (the "Property"), located in the Halcrow, McCool, and Seymour Lake Area Townships in northern Ontario;

B. The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase the Property in accordance with the terms and conditions hereinafter set forth

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration one million common shares (1,000,000) of Joshua Gold Resources Inc. as well as a two per cent (2.0%) Net Smelter Royalty (NSR) to be paid and granted for each Property group outlined in Schedule 'A', 'B', and 'C'.

Upon signing; as well the Vendor will grant the Purchaser an Option to purchase 75% of the NSR (1.5% NSR) for $1 Million Canadian dollars ($1,000,000) for each Property group outlined in Schedule 'A', 'B', and 'C' at any time; and for other good and valuable consideration, the sufficiency whereof the Vendor hereby acknowledges, THE PARTIES HERETO AGREE TO THE PROPERTY PURCHASE AS FOLLOWS:

1. Representations and Warranties

1.1 The Vendor hereby represents and warrants to the Purchaser as follows:

1. It is, and at the time of transfer to the Purchaser will be, the beneficial owner(s) of a 100% undivided interest in and to the Property free and clear of all liens, charges and claims of others, and no taxes or rentals are or will be due in respect of any thereof when full payment is executed;

2. To the best of the Vendor's knowledge, information and belief, the Property, as described in Schedule 'A', 'B' and 'C' is owned by the Vendor free and clear of all

liens, charges and encumbrances;

3. There is no adverse claim or challenge to the ownership of or title to the Property nor to the knowledge of the Vendor is there any basis therefore, and there are no outstanding agreements or options to acquire or purchase his interest in the Property or any portion thereof, and no person, other than the Vendor pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from the Property;

4. The Vendor(s) is the sole beneficial owner of the Property;

5. The mineral claims comprising the Property have been properly staked and recorded and are in good standing in the mining division in which they were recorded; and

6. Neither the Vendor nor, to the best of their knowledge, any predecessor in interest or title of the Vendor to the Property has done anything whereby the Property may be encumbered.

The representations and warranties contained in subsection 1.1 are provided for the exclusive benefit of the Purchaser, and a breach of any one or more thereof may be waived by the Purchaser, in whole or in part, at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in that subsection shall survive the execution hereof.

1.2 The Purchaser represents and warrants to the Vendor as follows:

1. The Purchaser is a corporation duly incorporated and organized and validly existing under the laws of the State of Nevada, United States of America. Business Corporations Act (Ontario).

2. The Purchaser has full corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement.

3. The Purchaser has been duly authorized to enter into, and to carry out its obligations under, this Agreement. No obligation of Purchaser in this Agreement conflicts with or will result in the breach of any term of:

   (1) the articles or by-laws of the Purchaser; or
   (2) any other agreement or binding commitment of the Purchaser.

4. The Purchaser has duly executed and delivered this Agreement, which binds the Purchaser in accordance with its terms.

The representations and warranties contained in subsection 1.2 are provided for the exclusive benefit of the Vendor, and a breach of any one or more thereof may be waived by the Vendor, in whole or in part, at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in that subsection shall survive the execution hereof.

2. Acquisition of The Property

2.1 The Vendor, subject to the terms hereof, hereby agrees to sell to the Purchaser and to transfer to the Purchaser, a 100% undivided interest in and to the Property free from all liens, mortgages, charges, pledges, encumbrances or other burdens with all rights now or thereafter attached thereto. If the Purchaser should notify the Vendor in writing of any claims or burdens against the Property then, after ascertaining the validity thereof, the Vendor shall, within a reasonable period of time after notification thereof by the Purchaser, attend to the discharge of such claims at his or their own expense, or will indemnify the Purchaser against the same and will provide such security as may reasonably be requested by the Purchaser to secure such indemnity.

2.2 The Purchaser agrees to purchase the Properties and pay one million (1,000,000) common shares of Joshua Gold Resources Inc. and grant the Vendor a 2 per cent (2%) Net Smelter Royalty for each Property group outlined in Schedule 'A', 'B', and 'C' subject to an Option of the Purchaser to purchase 1.5% of the NSR (75% of the Royalty) from the Vendor for $1 million Canadian dollars at any time..

3. Registration and Transfer of Property

3.1 Concurrently with the execution of full payment upon signing of this Agreement, the Vendor shall deliver to the Purchaser such transfer documents (hereinafter referred to as the "Property Transfer Documents") as the Purchaser or its counsel may reasonably deem necessary to assign, transfer and assure to the Purchaser, good, safe, holding and marketable title to 100% of the Property.

4. Royalty

4.1 Upon the Commencement of Commercial Production, the Purchaser shall pay to the Vendor a royalty ("Royalty"), being equal to two per cent (2.0%) of Net Smelter Returns on minerals from the Property on the terms and conditions as set out in this paragraph and in Schedule "B" hereto.

4.2 The Vendor grants the Purchaser the Option to purchase a 1.5% NSR (i.e. 75% of the 2% NSR) from the Vendor at any time for one million ($1,000,000) Canadian dollars for each Property group outlined in Schedule 'A', 'B', and 'C'.

4.3 No Royalty on Test Materials: Purchaser shall have the right to mine and market amounts of Mineral Substances reasonably necessary for sampling. assaying. metallurgical testing and evaluation of the mineral potential of the Property without incurring any obligation to make

production Royalty payments.

5. Transfers

5.1 The Purchaser may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, grantee or transferee of any such interest shall have first delivered to the Vendor its agreement related to this Agreement and to the Property, containing a covenant by such transferee to perform the obligations of the Purchaser to be performed under this Agreement, including the payment of the Royalty, in proportion to the interest in the Property acquired by the transferee.

6. Notice

6.1 Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered or faxed to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by telecopier or confirmed email; shall be deemed conclusively to be the next business day. Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

6.2 Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

7. General

7.1 This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

7.2 The parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any party the partner, agent or legal representative of any other party, nor create any fiduciary relationship between them for any purpose whatsoever. No party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the parties or as otherwise expressly provided.

7.3 No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

7.4 The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or

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7.5 This Agreement may be subject to the approval of the appropriate regulatory authorities and

the parties agree to use such reasonable amendments as may be required by those authorities.

7.6 This Agreement shall be construed in accordance with the laws in force from time to time in the Province of Ontario.

7.7 Darren Heath and/or DH Exploration Inc. will have the first right of refusal in any mineral exploration work on the Property.

7.8 This Agreement shall ensure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

7.9 This Agreement may be executed in any number of counterparts, and/or by facsimile or e-mail transmission of Adobe Acrobat files, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument. Any Party executing this Agreement by fax or Adobe Acrobat file shall, immediately following a request by any other Party, provide an originally executed counterpart of this Agreement provided, however, that any failure to so provide shall not constitute a breach of this Agreement except to the extent that such electronic execution is not otherwise permitted under the Electronic Commerce Act, 2000 (Ontario).

IN WITNESS WHEREOF the Vendor have hereunto set their hand, and an authorized signatory of the Purchaser has hereunto signed this Agreement, as of the day and year first above written.

Signed: Vendor

Darren Heath ASO (Authorized Signing Officer)
DH Exploration Inc., President

Signed: Purchaser

Dino Micacchi
JSHG Director, CFO

Benedetto Fuschino
JSHG Director, CEO

Schedule 'A'
"THE PROPERTY"

THIS IS SCHEDULE "A" to the Mineral Property Acquisition Agreement made as of the 14th day of April, 2020.

Schedule "A" – Halcrow Gold		
Claim Cell Number	**Registered Owner**	**Township**
548307	DH Exploration Inc.	Halcrow
548308	DH Exploration Inc.	Halcrow

Schedule 'B'
"THE PROPERTY"

THIS IS SCHEDULE "B" to the Mineral Property Acquisition Agreement made as of the 14h day of April, 2020.

Schedule "B" - McCool		
Claim Cell Number	**Registered Owner**	**Township**
535667	DH Exploration Inc.	McCool
535668	DH Exploration Inc.	McCool
535669	DH Exploration Inc.	McCool
535670	DH Exploration Inc.	McCool
535671	DH Exploration Inc.	McCool
535672	DH Exploration Inc.	McCool

Schedule 'C'
"THE PROPERTY"

THIS IS SCHEDULE "C" to the Mineral Property Acquisition Agreement made as of the 14th day of April, 2020.

Schedule "C" – Seymour Lake Extension		
Claim Cell Number	**Registered Owner**	**Township**
537741	DH Exploration Inc.	Seymour Lake Area
537742	DH Exploration Inc.	Seymour Lake Area
538069	DH Exploration Inc.	Seymour Lake Area
538036	DH Exploration Inc.	Seymour Lake Area
538061	DH Exploration Inc.	Seymour Lake Area
538066	DH Exploration Inc.	Seymour Lake Area
538051	DH Exploration Inc.	Seymour Lake Area
538046	DH Exploration Inc.	Seymour Lake Area
538060	DH Exploration Inc.	Seymour Lake Area
538063	DH Exploration Inc.	Seymour Lake Area
538048	DH Exploration Inc.	Seymour Lake Area
538045	DH Exploration Inc.	Seymour Lake Area
538067	DH Exploration Inc.	Seymour Lake Area
538031	DH Exploration Inc.	Seymour Lake Area
538032	DH Exploration Inc.	Seymour Lake Area
538033	DH Exploration Inc.	Seymour Lake Area
538064	DH Exploration Inc.	Seymour Lake Area
538065	DH Exploration Inc.	Seymour Lake Area
538049	DH Exploration Inc.	Seymour Lake Area
538050	DH Exploration Inc.	Seymour Lake Area
538034	DH Exploration Inc.	Seymour Lake Area
538068	DH Exploration Inc.	Seymour Lake Area
538053	DH Exploration Inc.	Seymour Lake Area
538052	DH Exploration Inc.	Seymour Lake Area
538054	DH Exploration Inc.	Seymour Lake Area
538062	DH Exploration Inc.	Seymour Lake Area
538047	DH Exploration Inc.	Seymour Lake Area

SCHEDULE "B"

THIS IS SCHEDULE "B" to the Mineral Property Acquisition Agreement made as of the 9th day of April, 2020.

NET SMELTER RETURNS ROYALTY

1. For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a) "Commencement of Commercial Production" means:

(i) if a mill is located on the Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, the mill processed ore from the Property at 60% of its rated concentrating capacity; or

(ii) if a mill is not located on the Property, the last day of a period of 30 consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues,

but any period of time during which ore or concentrate is shipped from the Property for testing purposes, or during which milling operations are undertaken as initial tune-up, shall not be taken into account in determining the date of Commencement of Commercial Production;

(b) "Net Smelter Returns" shall mean the gross proceeds received by the Purchaser in any year from the sale of Product from the mining operation on the Property, less successively:

(i) the cost of transportation of such Product to a smelter or other place of treatment, and

(ii) smelter and treatment charges;

(c) "Ore" shall mean any material containing a mineral or minerals of commercial economic value mined from the Property; and

(d) "Product" shall mean Ore mined from the Property and any concentrates or other materials or products derived therefrom, but if any such Ore, concentrates or other materials or products are further treated as part of the mining operation in respect of the Property, such Ore, concentrates or other materials or products shall not be considered to be "Product" until after they have been so treated.

2. For the purposes of calculating the amount of Royalty payable to the Vendor hereunder, if, after the Commencement of Commercial Production, the Purchaser sells any Product to one of its

subsidiaries or affiliates, and if the sale price of such Product is not negotiated on an arm's-length basis, the Purchaser shall for the purposes of calculating Net Smelter Returns only and notwithstanding the actual amount of such sale price, add to the proceeds from the sale of such Product an amount which would be sufficient to make such sale price represent a reasonable net sale price for such Product as if negotiated at arm's length and

3. The Purchaser shall by notice inform the Vendor of the quantum of such reasonable net sale price and, if the Vendor does not object thereto, within 60 days after receipt of such notice, said quantum shall be final and binding for the purposes of this Agreement.

4. The Purchaser may remove reasonable quantities of Ore and rock from the Property for the purpose of bulk sampling and of testing, and there shall be no Royalty payable to the Vendor with respect thereto unless revenues are derived therefrom.

5. The Purchaser shall have the right to commingle with ores from the Property, ore produced from other properties, provided that prior to such commingling, the Purchaser shall adopt and employ reasonable practices and procedures for weighing, determination of moisture content, sampling and assaying, as well as utilize reasonable accurate recovery factors in order to determine the amounts of products derived from, or attributable to Ore mined and produced from the Property. The Purchaser shall maintain accurate records of the results of such sampling, weighing and analysis as pertaining to ore mined and produced from the Property.

6. Instalments of the Royalty payable shall be paid by the Purchaser to the Vendor immediately upon the receipt by the Purchaser of the payment from the smelter, refinery or other place of treatment of the proceeds of sale of the minerals, ore, concentrates or other product from the Property.

7. Within 120 days after the end of each fiscal year, commencing with the year in which Commencement of Commercial Production occurs, the accounts of the Purchaser relating to operations on the Property and the statement of operations, which shall include the statement of calculation of Royalty for the year last completed, shall be audited by the auditors of the Purchaser at its expense. The Vendor shall have 45 days after receipt of such statements to question the accuracy thereof in writing and, failing such objection, the statements shall be deemed to be correct and unimpeachable thereafter.

8. If such audited financial statements disclose any overpayment of Royalty by the Purchaser during the fiscal year, the amount of the overpayment shall be deducted from future instalments of Royalty payable.

9. If such audited financial statements disclose any underpayment of Royalty by the Purchaser during the year, the amount thereof shall be paid to the Vendor forthwith after determination thereof.

10. The Purchaser agrees to maintain for each mining operation on the Property, up-to-date and complete records relating to the production and sale of minerals, ore, bullion and other product from the Property, including accounts, records, statements and returns relating to treatment and

smelting arrangements of such product, and the Vendor or its agents shall have the right at reasonable times and intervals, including for a period of 12 months following the expiration or termination of this Agreement, to inspect such records, statements and returns and make copies thereof at its own expense for the purpose of verifying the amount of Royalty payments to be made by the Purchaser to the Vendor pursuant hereto. The Vendor shall have the right to have such accounts audited by independent auditors at its own expense once each fiscal year.

11. The term of the Royalty hereby created shall be perpetual, it being the intent of the Parties hereto that, to the extent allowed by law, the Royalty constitutes a vested interest in and a covenant running with the land and affecting the Property and all successions thereof whether created privately or through governmental action. In the event a court of competent jurisdiction determines that the term of this Agreement violates the Rule Against Perpetuities, then the term of this Agreement shall automatically be revised and reformed to coincide with the maximum term permitted by the Rule Against Perpetuities, and this Agreement shall not be terminated solely as a result of t violation of the Rule Against Perpetuities.